QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.(a)(1)(C)

SUMMARY OF TERMS

        The following is a summary of terms about the offer to exchange outstanding options, presented in a question and answer format. We urge you to read carefully the remainder of the offer document and the accompanying documents because the information in this Summary is not complete. We have included references to the sections of the offer document where you can find a more complete description of the topics in this summary.

Q1.
WHAT SECURITIES ARE WE OFFERING TO EXCHANGE AND WHO CAN PARTICIPATE IN THE OFFER?

        Rigel Pharmaceuticals, Inc. is offering to exchange all stock options with exercises equal to or greater than $9.00 per share currently outstanding under our 2000 Equity Incentive Plan, our 2001 Non-Officer Equity Incentive Plan and our 2000 Non-Employee Directors' Stock Option Plan held by eligible participants. There are outstanding options to purchase three hundred sixty-seven thousand nine hundred sixty-one (367,961) shares of our common stock eligible for this offer. Eligible participants are officers, employees (not including employees on certain leaves of absence), consultants and non-employee members of our board of directors as of Friday, June 27, 2003, who continue to be employed by Rigel, providing service to Rigel or serving as a non-employee member of the board of directors of Rigel through the expiration date of the offer. Employees of Rigel who are on active status on the date the offer expires are eligible participants. In addition, employees of Rigel who are currently on medical, maternity, worker's compensation, military or other statutorily protected leave of absence are also eligible participants, even if they do not return to active status before the date the offer expires. However, an employee who is on a leave of absence for any other reason and does not return to active status before the offer expires, an officer or other employee whose employment with Rigel terminates for any reason at any time before the offer expires, a consultant whose service to Rigel terminates for any reason at any time before the offer expires or a non-employee member of the board of directors whose service as a non-employee director terminates for any reason at any time before the offer expires, is not an eligible participant. (See Section 1 of the offer document.)

Q2.
WHY ARE WE MAKING THE OFFER?

        Rigel's compensation philosophy is to retain and motivate our officers, employees, consultants and directors through appropriate levels of cash and equity compensation. Many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. For that reason, we believe that these options are unlikely to be exercised in the near future and are not providing proper incentives for our officers, employees, consultants and directors. By making this offer, we intend to maximize stockholder value by creating better performance incentives for our officers, employees, consultants and directors and to improve employee morale and provide a proper incentive to our officers, employees, consultants and directors by realigning our compensation programs to more closely reflect current market and economic conditions. (See Section 2 of the offer document.)

Q3.
ARE THERE CONDITIONS TO THE OFFER?

        The offer is subject to a number of general conditions described in Section 6 of the offer document, which may lead Rigel to terminate or amend the offer. However, if you are an eligible participant with eligible options, the only condition specific to your participation (assuming that the offer is not terminated or amended) is that you submit your Election Form before the deadline. You should note that the offer is not conditioned on a minimum number of optionholders accepting the offer or a minimum number of options being exchanged.

Q4.
HOW MANY OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE OPTION SHARES EXCHANGED?

        If you choose to participate in the offer under the terms described in the offer document, your eligible options will be exchanged for a replacement option on a one-for-one (1:1) basis promptly on or after July 28, 2003 (or a later date if Rigel extends the offer), provided that you remain an eligible participant on that date. For example, if you have eligible options for 1,600 shares and choose to participate in the offer, you will receive a replacement option for 1,600 shares in exchange for the cancellation of your eligible options.

        Replacement options will be issued under our 2000 Equity Incentive Plan. (See Section 8 of the offer document.)

Q5.
WHEN WILL I RECEIVE MY REPLACEMENT OPTION?

        Replacement options will be granted promptly on or after July 28, 2003 (or a later date if Rigel extends the offer). We expect to distribute your replacement option stock option agreement promptly following the date of grant.

Q6.
WHAT WILL BE THE TERMS AND CONDITIONS OF THE REPLACEMENT OPTIONS?

        The exercise price, expiration date and vesting schedule of the replacement options will be different than the eligible options. The tax treatment of the replacement options may be different than the eligible options. In all other aspects, the terms and conditions of the replacement options will be substantially the same as the eligible options that are exchanged. See below for a discussion of the exercise price, expiration date, tax treatment and vesting schedule of the replacement options.

Q7.
WHAT WILL BE THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS?

        The replacement options will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market on the last market trading day before the date of grant. We cannot guarantee that the exercise price for your Replacement Option will be lower than the exercise price for the eligible options that you exchange. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your eligible options. (See Section 7 of the offer document.)

Q8.
WHEN WILL MY REPLACEMENT OPTION EXPIRE?

        Your replacement option will expire at 11:59 p.m., Pacific Time, on the fifth (5th) business day following the three-year anniversary of the grant date of the replacement option (so long as you remain employed by or continue to provide service to Rigel throughout this time). If your employment terminates before then, your replacement option will expire on the earlier of the fifth (5th) business day following the three-year anniversary of the grant date or the three-month anniversary of the date your employment terminated.

Q9.
WHEN WILL THE REPLACEMENT OPTIONS VEST AND WHAT WILL BE THE VESTING SCHEDULE OF THE REPLACEMENT OPTIONS?

        Each replacement option will vest one-fifth (1/5th) on the six-month anniversary of the grant date, an additional one-fifth (1/5th) on the twelve-month anniversary of the grant date, and the remaining three-fifths (3/5ths) will vest in twenty-four (24) equal monthly installments over the following two (2) years. Each replacement option will be fully vested on the three-year anniversary of the date of grant. Vesting will cease if the employment or service relationship is discontinued for any reason, including an involuntary termination.

Q10.
IF MY ELIGIBLE OPTIONS INCLUDE INCENTIVE STOCK OPTIONS, WILL MY REPLACEMENT OPTION ALSO BE AN INCENTIVE STOCK OPTION, OR WILL IT BE A NONQUALIFIED STOCK OPTION?

        If you are an eligible participant that is an employee on the grant date and you exchange an incentive stock option, Rigel will grant you an incentive stock option as a replacement option.    (See

Section 12 of the offer document for a discussion of the U.S. Federal Income Tax consequences of incentive stock options and nonqualified stock options.)

Q11.
IF I HAVE INCENTIVE STOCK OPTIONS THAT ARE ELIGIBLE OPTIONS, WHAT HAPPENS IF I CHOOSE NOT TO EXCHANGE THEM IN THE OFFER?

        Choosing not to exchange your eligible options will not subject you to U.S. Federal Income Tax. We do not believe that this offer will change any of the terms of your eligible options if you do not accept the offer. However, the Internal Revenue Service, or IRS, may characterize the offer to you as a "modification" of those eligible options that are incentive stock options, even if you decline the offer. A successful assertion by the IRS that such options have been modified could extend the options' holding period to qualify for favorable tax treatment and could cause a portion of such options to be treated as nonqualified stock options.

        If you choose not to exchange your eligible options and they include incentive stock options, we recommend that you consult with your tax advisor to determine the tax consequences if you later exercise those options and sell the common stock that you receive upon exercise.

Q12.
HOW LONG WILL I HAVE TO WAIT TO PURCHASE COMMON STOCK UNDER MY REPLACEMENT OPTION?

        One-fifth (1/5th) of the shares subject to your replacement option will vest on the six-month anniversary of the grant date, an additional one-fifth (1/5th) will vest on the twelve-month anniversary of the grant date, and the remaining three-fifths (3/5ths) will vest in twenty-four (24) equal monthly installments over the following two (2) years. Each replacement option will be fully vested on the three-year anniversary of the date of grant. You will be able to exercise and sell shares subject to your replacement option as they vest. For example, after the six-month anniversary of the grant date, you will be able to exercise and sell one-fifth (1/5th) of the shares subject to your replacement option. You will not be able to exercise and sell any shares subject to your replacement option that have not vested.

Q13.
IF I CHOOSE TO EXCHANGE MY ELIGIBLE OPTIONS, WILL THAT DECISION AFFECT OTHER COMPONENTS OF MY COMPENSATION?

        No. Whether or not you accept or reject the offer will not affect your compensation in the future. Your acceptance or rejection of the offer will not result in your becoming more or less likely to receive stock option grants in the future, other than the replacement option.

Q14.
IF I CHOOSE TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I EXCHANGE JUST SOME OF THEM?

        You are not obligated to tender each eligible option granted to you. You are free to elect to tender as many or as few of your eligible options as you wish. Please note that you must tender all available shares under each particular eligible option that you wish to tender.

Q15.
IF I HAVE STOCK OPTIONS WITH EXERCISE PRICES BELOW $9.00 PER SHARE, WHAT HAPPENS TO THOSE OPTIONS IF I EXCHANGE ELIGIBLE OPTIONS?

        Nothing. Regardless of whether or not you choose to exchange your eligible options under this offer, there will be no change to your current options with exercise prices below $9.00 per share. Such options will remain subject to the same terms and conditions under the applicable plan and your applicable stock option agreement as existed before the offer.

Q16.
WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

        If you accept the offer, you will not recognize income for U.S. Federal Income Tax purposes at the time of the exchange or at the time we grant a replacement option to you. We recommend that you consult with your tax advisor to determine the tax consequences of accepting the offer. (See Section 12 of the offer document.)

Q17.
WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

        The offer expires at 11:59 p.m., Pacific Daylight Time, on Friday, July 25, 2003, unless Rigel extends it.

        Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will announce the extension no later than 11:59 p.m., Pacific Daylight Time, on Friday, July 25, 2003. (See Section 13 of the offer document.)

Q18.
WHAT DO I NEED TO DO?

        To accept this offer, you must complete and sign the Election Form and deliver the Election Form to Nina Borja at Rigel before 11:59 p.m., Pacific Daylight Time, on Friday, July 25, 2003 (or a later expiration date if Rigel extends the offer). Even if you choose not to participate in the offer, Rigel asks all eligible participants to return the Election Form. The Election Form may be sent via mail, courier, hand delivery or facsimile. Nina Borja is located at Rigel's corporate headquarters at 1180 Veterans Blvd., South San Francisco, California, 94080. Nina Borja's direct facsimile number is (650) 624-1101. Election Forms must be received before 11:59 p.m., Pacific Daylight Time, on Friday, July 25, 2003 (or a later expiration date if Rigel extends the offer), not just mailed (or otherwise sent) by the expiration time. If Election Forms are sent by facsimile, originals should be sent by mail, courier or hand delivery as soon as possible.

        You should direct questions about this offer, requests for assistance in completing the related documentation and requests for additional copies of the offer document or related documents to Jim Welch via e-mail to jhwelch@rigel.com or via telephone at (650) 624-1176. You should review the offer document, the Election Form and all of their attachments before making your election.

        If we extend the offer beyond 11:59 p.m., Pacific Daylight Time, on Friday, July 25, 2003, then you must sign and deliver the Election Form before the extended expiration date. We may reject any eligible options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly exchanged options promptly following the deadline of 11:59 p.m., Pacific Daylight Time, on Friday, July 25, 2003 (or a later expiration deadline if Rigel extends the offer). If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer. (See Section 3 of the offer document.)

Q19.
DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS CHOICE TO ACCEPT OR REJECT THE OFFER?

        You may change your previous choice to accept or reject the offer at any time before 11:59 p.m., Pacific Daylight Time, on Friday, July 25, 2003. If we extend the offer beyond that time, you may change your previous choice at any time until the extended expiration deadline. To change your choice, you must deliver a Notice of Change in Election Form to Nina Borja before the offer expires. If you change your choice from "reject" to "accept," you will also be required to fill out and deliver a new Election Form. You may change your choice as many times as you want. (See Section 4 of the offer document.)

Q20.
WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER?

        Nothing. If you do not accept the offer, you will keep all of your current options and you will not receive a replacement option. No changes will be made to your current options. (See Section 12 of the offer document for a discussion of any possible "modification" to your current incentive stock options in the event that you choose not to exchange your eligible options.)

Q21.
UNDER WHAT CIRCUMSTANCES WOULD THE COMPANY NOT ACCEPT MY OPTIONS?

        We currently expect we will accept all eligible options that are properly submitted for exchange and for which the choice has not been validly withdrawn. We may, however, reject any or all Election Forms, Notice of Change in Election Forms or exchanged options if we determine they were not properly executed or delivered, if we determine it is unlawful to accept the exchanged options or if certain conditions exist which in our reasonable judgment make it inadvisable to proceed with the offer. (See Section 3 of the offer document.)

Q22.
AFTER I AM GRANTED A REPLACEMENT OPTION, WHAT HAPPENS IF THAT REPLACEMENT OPTION ENDS UP UNDERWATER?

        This offer is a one-time offer and is not expected to be repeated in the future. Please note that unlike prior stock options granted under the Plans which generally are valid for up to ten (10) years from the date of initial grant (subject to continued service with Rigel), your replacement option will expire three (3) years and five (5) business days after the date it is granted. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE DRAWN FROM ANYTHING CONTAINED HEREIN OR THEREIN.

Q23.
WHOM MAY I CONTACT IF I HAVE QUESTIONS ABOUT THE OFFER?

        For additional information or assistance, you should contact Jim Welch via e-mail at jhwelch@rigel.com or via telephone at (650) 624-1176. In addition, there will be a company-wide meeting to present and discuss information about the offer.

QuickLinks

SUMMARY OF TERMS